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NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR ANNOUNCES WORLDWIDE COLLABORATION ON THE DEVELOPMENT OF NOVEL THERAPEUTICS FOR
INFLAMMATION

San Diego, April 28, 2005 – Avanir Pharmaceuticals (AMEX: AVN) today announced the signing of a global research, development and commercialization agreement with Novartis to develop orally active small molecule therapeutics targeting macrophage migration inhibitory factor (MIF) as potential treatments for inflammatory diseases.

Under the terms of the agreement, Avanir is eligible to receive over $200 million in combined upfront and milestone payments upon achievement of development, regulatory, and sales objectives. Avanir is also eligible to receive increasing royalties on worldwide product sales. Avanir will receive research funding of up to $2.5 million per year for up to four years. Novartis will assume all responsibility for product development expenses and both parties will contribute expertise and intellectual property.

“Increasing the expertise and understanding of MIF’s role in the pathology of inflammatory diseases can substantially improve the prospects of bringing a novel product to the millions of people suffering from inflammatory diseases worldwide,” said Gerald J. Yakatan, Ph.D., Avanir’s President and Chief Executive Officer. “We are delighted to have a world class organization like Novartis as our collaborative partner in this endeavor.”

Avanir’s small molecule research targets macrophage migration inhibitory factor (MIF), a pro-inflammatory cytokine that is thought to play a critical role in the pathology of disorders such as rheumatoid arthritis, psoriasis, and inflammatory bowel disease. Data suggest that MIF is an early mediator of multiple pro-inflammatory pathways. It is thought to be an important regulator of tumor necrosis factor alpha (TNF-alpha), macrophage migration, and the anti-inflammatory steroid response. Because MIF is positioned early in the inflammation cascade, regulating its function may have important therapeutic consequences.

Avanir Pharmaceuticals is a drug discovery and development company focused on treatments for chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements are forward-looking statements. Risks and uncertainties for Avanir Pharmaceuticals include risks associated with product discovery and development as well as risks shown in Avanir‘s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir‘s business and technology. Our anti-inflammation research program is in the early stages of development and competes with other research approaches and compounds under development by large pharmaceutical and biotechnology companies. Preclinical research findings are not always supportable by evidence obtained from clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside the influence and/or control of the Company. The company disclaims any intent or obligations to update these forward-looking statements.